Exhibit 10.13a

AMENDMENT NO. 2 TO DIRECTOR COMPENSATION AGREEMENT

This Amendment No. 2 to Director Compensation Agreement (this “Amendment”) is entered into as of September 7, 2006.

A. Frontier Airlines, Inc. (“Frontier”) and Samuel D. Addoms (“Addoms”) entered into that Director Compensation Agreement effective as of April 1, 2002, as further amended by that Amendment No. 1 dated as of April 1, 2003 (collectively, the “Agreement”).

B. Frontier now desires to amend the Agreement by extending the term thereof in recognition of Addoms’ agreement to remain on the Board of Directors of Frontier and Frontier Airlines Holdings, Inc. (“Holdings”) for a period beginning on the fifth anniversary of the date of his resignation through the adjournment of the meeting of the Boards of Directors of Frontier and Holdings held immediately following the annual stockholder meeting of Holdings scheduled for the month of September 2007 (the “Extension Period”).

NOW, THEREFORE, the parties represent, warrant, promise and agree as follows:

1. In consideration of Addoms’ continued service on the Board of Directors, Frontier will pay to Addoms $6,250 per month for each month during the Extension Period during which Addoms serves on the Board of Directors, including any partial months.

2. Addoms will remain an employee of Frontier during the Extension Period at an annual salary of $25,000, payable on the Company’s regular paydays.

3. Except as modified herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties duly execute and deliver this Amendment as of the date first written above.

FRONTIER AIRLINES HOLDINGS, INC.
By /s/	/s/
Paul S. Dempsey, Board Vice-Chair	Samuel D. Addoms

FRONTIER AIRLINES, INC.

By /s/
Jeff S. Potter, President